Exhibit 99.1

Tianli Agritech, Inc.
2013 Second Quarter Financial Results
August 14, 2013

OPERATOR:
Hello and welcome to the Tianli second-quarter 2013 conference call.  All participants will be in listen-only mode.  Should you need assistance, please signal a conference specialist by pressing the star key followed by zero.  After today's presentation, there will be an opportunity to ask questions.  To ask a question, you may press star, then 1, on your touch-tone phone.  To withdraw your question, please press star, then 2.  Please note this event is being recorded.  And I would now like to turn the conference over to Tina Xiao of Weitian Group.  Please go ahead.

TINA XIAO:
Thank you, Amy and good morning, everyone.  Joining us today from Tianli Agritech are the company's chairwoman and CEO, Ms. Hanying Li, and the company's Chief Financial Officer, Mr. Jun Wang.  I will provide translation to Mrs. Li's opening remarks and, on behalf of the management team, review and comment on the reporting period for Tianli Agritech.  Then, management will respond to your questions during the Q&A session after management's prepared remarks. I would like to remind our listeners who are on this call, management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties.  And management may make additional forward-looking statements to your response to your questions.  Therefore, the company claims the protection of safe harbor for forward-looking statements, as contained in the Private Securities Litigation Reform Act of 1995.  Tianli is under no obligation to update or alter its forward-looking statements, whether as a result of new information,  further events, and otherwise.  At this time, I would like to introduce Mrs. Hanying Li, Chairwoman and CEO of Tianli Agritech.  I will provide English translation for Ms. Li.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation): Thank you, Tina and thank you everyone for joining Tianli's second-quarter earnings conference call today.  Despite continued weakness in pork demand and pork prices, our revenue increased by 7%, year over year, to $6.8 million in the second quarter as the number of hogs we sold grew by 30% to a record level of 36,464 hogs, which more than offset the 18% decline in average selling price per hog.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO(Translation):
Our black hog programs continued to progress well. During the second quarter of 2013, we sold a total number of 4,203 black hogs, which include 3,988 black hogs, generating $0.81 million in revenue and additional 215 black hogs through retail generating $52,000 revenue during the second quarter of 2013.  In April, we resumed our retail operations in Wuhan City and started to sell our branded black-hog meat cuts at retail outlets and supermarket chains, such as Lao Nong Min, Newstar and Zhongbai.  On July 1st, we also signed corporation agreement with SIBIMG, a leading marketing company in Shenzhen, Guangdong Province to jointly develop a direct-sale program for Tianli’s branded black hog meat in Guangdong Province.  As we continue to expand our retail network, we expect continued sales increase in our black-hog program in coming quarters.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):	Thank you again for your support and attention. Next, Tina will summarize our second-quarter financial results on behalf of management team. Thanks.

TINA XIAO (Translation):	Thank you, Ms. Li and good morning, everyone. Next, on behalf of the management team, I will summarize some key financial results for the second quarter of 2013 and First half year 2013, respectively.

For the second quarter that ended June 30, revenue grew 7% to $6.84 million, from $6.39 million for the same period of last year; as a result of increased sales in both breeder and market hogs that more than offsets the decline in hog-selling prices.  Total hog sales were 36,464 for the second quarter, an increase of 30% from 28,034 for the same period of last year, while average selling price for our hogs sold declined 18% to $188 per hog from $228 per hog for the second quarter of 2012. Breeder-hog revenue decreased 7% to $1.95 million with total numbers of breeder hogs sold increasing 12% to 7,718 hogs from 6,883 hogs for the second quarter of last year and average selling price decreasing 18%, to $253 per hog, from $307 per hog for the second quarter of last year. Market hog revenue increased 13% to $4.84 million for the second quarter of 2013, from $4.28 million for the same period of 2012 with number of market hogs sold increasing 35% to 28,531 hogs, from 21,151 hogs for the second quarter of 2012 and average selling price for market hog declining 16% to $169 per hog, from $202 per hog for the same period of last year.  We also sold 215 black hogs through retail. As Mrs. Li just mentioned, we resumed our retail operations in Wuhan City in April.  Please note, our black-hog sales numbers were included in the market-hog category. During the second quarter, we sold a total number of 4,203 black hogs and generated revenue of $0.86 million.

Gross profit for the second quarter of 2013 was negative $0.28 million, compared to gross income of $0.80 million for the same period of last year.  Gross margin for the second quarter of 2013 was negative (4.0%), compared to 12.5% for the same period of last year. The combination of increased feed cost and lower hog-selling prices contributed the deterioration in gross margin. The gross margins for breeder hogs and market hogs were 24% and negative (15%), respectively, for the second quarter of 2013 versus 34% and 2%, respectively, for the same period of last year.

SG&A expenses were $0.71 million for the second quarter of 2013, up $0.29 million from the second quarter of 2012.  The increase was mainly related to our black-hog program.  As a result, operating margin was negative 14.4% for the second quarter of 2013, compared to positive 5.9% for the same period of last year.

Excluding net income (loss) attributable to non-controlling interest, net loss attributable to our common shareholders was $1.00 million, or loss per share of negative ($0.09) per diluted share for the June quarter.  This compared to net income attributable to common shareholders of $0.32 million, or $0.03 per diluted share for the same period of last year.

Now shift gear to year-to-date financial results.

Revenue for the six months ending June 30, 2013 grew 9% to $14.23 million from $13.1 million for the same period of last year, as we sold more breeder and market hogs, which more than offsets the decline in hog selling prices. We sold a total number of 68,977 hogs during the first half of 2013, an increase of 25% from 55,129 for the same period of last year while average selling price declined 13%, to $206 per hog for the first half of this year from $238 per hog for the same period of last year. Breeder hog revenue decreased 1% to $4.09 million with 15,408 breeder hogs sold in the first half of 2013 increasing 13% from the same period of last year, and average selling price decreasing 12% to $265 per breeder hog from $302 per breeder hog for the same period of last year.  Market hog revenue increased 13%, to $10.09 million from the same period of 2012, with 53,354 market hogs sold during the first half of 2013, up 29% from 41,480 for the same period of last year, and average selling price declining 13% to $189 per market hog from $216 per market hog for the same period of last year.  The decline in average selling prices for both breeder and market hogs were mainly due to market fluctuations.  During the first half of 2013, the company sold 6,028 black hogs, which generated $1.3 million in revenue.

Gross profit for the six months ended June 30, 2013 was $0.53 million, compared to $2.1 million for the same period last year.  Gross margin was 3.7% and 16.1% for the six months ended June 30, 2013 and 2012, respectively.  The impact of increased feed costs and reduced hog prices caused decrease in gross margin.

SG&A expenses for the six months ended June 30, 2013 were $1.65 million, up $0.59 million from the same period of last year.  The increase was mainly related to our black-hog program, which generated an additional $0.51 million in administrative expenses.  As a result, operating margin for the six months ended June 30, 2013 was negative (7.9%), compared to positive 8% for the same period of last year.

Net loss from continuing operations for the six months ended June 30, 2013 was $1.32 million, compared to net income of $0.98 million for the same period of 2012. The decrease was primarily the result of the deterioration in gross margin and increase in SG&A expenses, as explained above. After allocating net loss attributable to non-controlling interest, net loss attributable to common shares for the six months ending June 30, 2013, was $1.11 million or a loss of $0.10 per diluted share.  This compared to net income attributable to common shareholders of $1.02 million or 10 cents per diluted share for the same period of last year.

Now for a quick summary of our balance sheet and cash flow.  As of June 30, 2013, we have approximate $6.24 million cash and cash equivalents compared to $7.48 million as of December 31, 2012.  Working capital as of June 30, 2013, was $8.62 million, as compared to $8.98 million at December 31, 2012.  Cash flow from operations was negative ($0.21) million and $4.02 million for the six months ended June 30, 2013 and 2012, respectively.

Now I would like to turn the discussion over to the operator for any questions. Thank you.

OPERATOR:
To ask a question, you may press star then 1, on your touch-tone phone.  If you're using a speakerphone, please pick up your handset before pressing the keys.  To withdraw your question, please press star then 2.  Again, that's star, followed by 1 to ask a question.  We pause momentarily to assemble our roster.

Our first question comes from Joshua Hartman, private investor.

JOSHUA HARTMAN:	Hi. Thank you. Can you please talk about the loans you have -- the interest rate and the due dates you have? I didn't see an update on that.

TINA XIAO (Translation):	Hi, Joshua. What kind of loan you are asking?

JOSHUA HARTMAN:
I was interested in the short-term loans.  I was wondering if I could get an update on the interest rates you have and the due dates for those loans.  I saw, based on your 10-K, that there were several loans due recently.  I was wondering if you had additional financing and when those loans would be due and if that would be causing any kind of problems in cash position in the upcoming quarters.

TINA XIAO (Translation):	Okay. Joshua, according to Ms. Li's response, as of June 30, 2013, we have 7.2 million in short term loan and all those loans are due in the next 12 months.

JOSHUA HARTMAN:	Okay, thank you.

TINA XIAO (Translation):	Thank you.

OPERATOR:	Our next question comes from Mark Griffin, MPG Investments.

MARK GRIFFIN:
Hi.  You guys are doing a great job of growing revenue this year, even with the decline in  hog prices.  Can you describe how the pricing outlook — is going to stabilize?  Is there any chance that it goes up -- pork prices, etc?  And then, also, you have a new CFO and I wanted to see if there was anything we should know about the last CFO resigning and how this new guy is working out.

TINA XIAO (Translation):	Okay, thank you. [ Speaking Chinese ]

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
Okay.  Let me answer your first question about revenue and the overall market condition. The pork prices remained depressed in the second quarter. However, it has recovered significantly since end of June. Management expectes both pork demand and pork price to continue to recover in the second half of the year as the National Holiday and Mid-Autumn Festival historically will drive up demand.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
Mark, according to Mrs.Li's response, the former CFO resigned due to family situation. The new CFO has worked for the company for more than one year and is familiar with our financial reporting system. He is well capable of acting as our CFO and has been doing well so far at the position. Thank you!

MARK GRIFFIN:	Great. Thank you.

OPERATOR:	The next question comes from Albert Guan, private investor.

ALBERT GUAN:	[ Speaking Chinese ]

HANYING LI:	Okay.

ALBERT GUAN:
Since the stock was traded under the $1 for a long time.   what is the plan for the company to regain compliance with the minimum price for NASDAQ?  Do you think  the management will consider reverse split or share buy back as the next step?

HANYING LI:	Okay.

TINA XIAO (Translation):
And according to Mrs. Li's answer, First, the company try to improve its operations which will drive share price appreciation as the market condition improves and it becomes profitable; second, management is committed to the U.S. capital market and will evalate all the options to regain full compliance with the Nasdaw continuing lisiting rulels before the deadline of Febuary 3, 2014. Reverse split, share buyback or cash dividend will be considered if necessary.

OPERATOR:	Our next question comes from Yvonne Da, a private investor.

TINA XIAO (Translation):	Oh, so sorry. Amy, there was another question from Albert.

OPERATOR:	I'm sorry.

ALBERT GUAN:	The second question is: Can you please provide the updated information for Black Hog Program? Is your target market is Beijing or overall China? What is the price for black hogs?

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
According to Mrs. Li, we plan to develop a national black hog sales network and are currently working on expanding our black hog sales network in Guangdong, Hunan, and Hubei, etc. As for the black prices, we currently sell our black hogs at a 10~15% premium versus maket hogs. Overtime, we expect to sell at a higher premium with better brand awareness and recognition.

ALBERT GUAN:	Okay.

TINA XIAO (Translation):	Amy, the next question, please.

OPERATOR:	Next question comes from Yvonne Da, private investor.

YVONNE DA:
Okay, I have a question.  On July 1st, the company announced the cooperative agreement with Shenzhen-based marketing company for direct sales program.  And I'm wondering, how is the program doing now?  And do you think that still you can bring 50,000 families on to the program and generating sales equivalent of 75,000 black hogs by the end of January next year?

HANYING LI:	Okay. [ Speaking Chinese ]

TINA XIAO (Translation):
According to Mrs. Li's answer, This is a direct sales program jointly developed with a professional marketing company based in Shenzhen. We will deliver premium black hog meat cuts directly to participaing families on a weekly basis with no third party retailers or resellers involved.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
And at this moment we have not officially kicked off the direct sales program yet as we are still in the process of adding cutting machines, training our employees, and developing new customer resouces.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
Okay.  According to Ms. Li's answers, we know the cooperation with Shenzhen Company is doing very well, and they are starting through the information and collecting all the information for black hogs from the company.  And the 50,000 target is for Shenzhen's company, for themselves.  And if they get the 50,000 families onto the program by the end of January 2014, Tianli will award Shenzhen company the direct-sale agent for its branded hog sales in China.

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):
Our target of getting 50,000 families onto the program by the end of January 2014 is based on thorough makret research. With 50,000 families, we will be able to develiver 75,000 black hogs on an annualized basis.  Thank you.

YVONNE DA:	Thanks, thanks.

OPERATOR:	Our next question comes from Joshua Hartman, private investor.

JOSHUA HARTMAN:
Hi.  Thanks for taking my question again.  I was wondering if you could talk about the costs and margins involved in the black-hog program a little bit more.  Specifically, what are the margins involved in the products, like the feed and supplies that you sell to black-hog farmers?  And also what prices do you buy the black hogs back from the farmers for?

TINA XIAO (Translation):	[ Speaking Chinese ]

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):	Thank you. The price we paid to participaing farmers is about RMB 0.60, or $0.10, per kilogram higher than white hogs. Our gross margin for black hogs is higher than white hogs.

OPERATOR:	As a reminder, to ask a question, you may press star, then 1, on your touch-tone phone. We have another question from Albert Gwan, a private investor.

ALBERT GUAN:	Can you please estimate the feed cost price in the coming quarter?

HANYING LI:	[ Speaking Chinese ]

ALBERT GWAN:	Okay. [ Speaking Chinese ]

TINA XIAO (Translation):	At this moment, we cannot predict the price trend of feed in the coming quarters. We will keep you posted once we have a better read of the market trend . Thank you.

OPERATOR:	This concludes our question-and-answer session. Would you like to make any closing remarks?

HANYING LI:	[ Speaking Chinese ]

TINA XIAO (Translation):	Thank you for everybody joining Tianli Agritech's second-quarter earnings conference call. Again, thank you for your support.

OPERATOR:	The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.